EXHIBIT 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2005 RESULTS

Domestic utility earnings per share increased 20%

Company retains advisors to evaluate strategic options for Brazil, China and Mexico investments

Company updates its 2005 earnings and capital expenditures guidance

MADISON, Wis. – April 28, 2005 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the first quarter of 2005 of $11.6 million and $0.10, respectively, compared to $36.3 million and $0.33 for the same period in 2004. Alliant Energy’s net income and EPS for the first quarter of 2005 were $2.4 million and $0.02, respectively, compared to $34.1 million and $0.31 for the same period in 2004.

Additional details regarding Alliant Energy’s first quarter unaudited earnings are as follows (net income in millions; totals may not foot due to rounding):

	2005		2004
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Domestic utility	$41.8	$0.36	$33.4	$0.30
Non-regulated	(32.1)	(0.28)	6.1	0.06
Parent (primarily taxes, interest and A&G)	1.9	0.02	(3.2)	(0.03)
Total earnings from continuing operations	11.6	0.10	36.3	0.33
Loss from discontinued operations *	(9.2)	(0.08)	(2.2)	(0.02)
Net income	$2.4	$0.02	$34.1	$0.31

* Alliant Energy has classified its gas marketing, energy management services and energy services businesses as well as its biomass facility as assets held for sale and discontinued operations. The gas marketing and energy management services businesses were sold in 2004 and the energy services business was sold in April 2005.

The earnings from Alliant Energy’s core domestic utility business were up $0.06 per share in the first quarter of 2005 compared to the same period in 2004. However, the first quarter earnings from continuing operations for Alliant Energy were lower in 2005 compared to the same period in 2004 largely due to significantly lower earnings from Alliant Energy’s International business, including the recording of a non-cash valuation charge of $0.10 per share related to several of its generating facilities located in China. An increase of $0.06 per share in the first quarter of 2005 compared to the same period in 2004 for charges related to debt reductions also contributed to the lower earnings as Alliant Energy Resources retired an additional $100 million of long-term debt in the first quarter of 2005.

“While our earnings from continuing operations were down significantly in the first quarter of 2005, this was driven largely by the valuation charges we incurred related to our generating facilities in China and from our continued efforts to reduce the debt outstanding at our non-regulated business, ” said Erroll B. Davis, Jr., Alliant Energy’s chairman and CEO. “Our core domestic utility business remains strong. However, we continue to face challenges related to our non-regulated business. We intend to make a decision related to the future of our China business by July, and we will not make any more investments in this business at this time. Our efforts are intensifying as we determine the strategic intentions for our non-regulated investments as a whole, with a strong focus on harvesting maximum value from these investments in a reasonable timeframe.”

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

A summary of Alliant Energy’s EPS from continuing operations for the first quarter is as follows (totals may not foot due to rounding):

	2005	2004	Variance
Domestic utility operations:
Electric margins *			$0.10
Allowance for funds used during construction *			(0.02)
Dilutive effect of additional shares outstanding			(0.02)
Total domestic utility operations	$0.36	$0.30	0.06

Non-regulated operations:
International -
Brazil *	(.07)	.02	(.09)
China -
Valuation charge	(.10)	-	(.10)
Operations and other	(.02)	.03	(.05)
New Zealand and other *	.01	.02	(.01)
Charges related to debt reductions *	(.09)	(.03)	(.06)
Non-regulated Generation *	(.02)	-	(.02)
Other non-regulated investments *	.02	.02	-
Dilutive effect of additional shares outstanding	.01	N/A	.01
Other (interest, A&G and taxes) *	(.02)	-	(.02)
Total non-regulated operations	(.28)	.06	(.34)

Parent company (interest, A&G, taxes and dilution)	.02	(.03)	.05

Earnings per share from continuing operations	$0.10	$0.33	($0.23)

* The 2005 and 2004 EPS amounts have been computed based on the average shares outstanding in the first quarter of 2004 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item for the domestic utility and non-regulated operations.

Continuing Operations - Domestic Utility Operations

The higher electric utility margins resulted from the impact of various rate increases implemented in 2005 and 2004 and an approximate 2% increase in weather-normalized sales. This sales growth included an increase of 2% in industrial sales, reflecting improving economic conditions in Alliant Energy’s domestic utility service territory. These items were partially offset by the impact of higher than anticipated fuel and purchased power expenses at Wisconsin Power & Light Company (WP&L) largely due to an unplanned outage at the Kewaunee Nuclear Power Plant. The plant was removed from service on February 20, 2005 and is now expected to return to service in mid-to-late May. WP&L received approval from the Public Service Commission of Wisconsin (PSCW) to defer incremental O&M costs related to the outage and recently received PSCW approval to defer incremental fuel-related expenses incurred beginning mid-April. Alliant Energy estimates that slightly milder than normal weather conditions had a negative impact of approximately $0.02 per share on its electric utility margins in the first quarter of 2005 compared to normal weather. Weather did not have a significant impact on Alliant Energy’s margins in the first quarter of 2004.

Continuing Operations - Non-regulated Operations

The results from Alliant Energy’s Brazilian investments, which include allocated debt capital and overhead charges, were lower by $0.09 per share primarily due to the realization of a gain of $0.05 per share in the first quarter of 2004 from the sale of two hydroelectric plants. Higher interest, litigation-related and other operating expenses also contributed to the lower results. Alliant Energy has retained a financial advisor to assist it in evaluating its strategic alternatives related to its Brazil investments. The results from Alliant Energy’s China investments, which also include allocated debt capital and overhead charges, were lower by

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

$0.15 per share largely due to the recording of a non-cash valuation charge of $0.10 per share related to several of its generating facilities. Continued downward pressure on margins from increased coal and transportation costs and the lag related to associated tariff increases in China’s evolving regulatory environment also contributed to the lower results. Alliant Energy currently expects to begin receiving tariff increases later this year, provided actions indicated by the Chinese government to address this matter are carried out. The non-cash valuation charge resulted from the continued downward pressure on profitability of the generating facilities as well as the increased likelihood that Alliant Energy will divest its China assets before the end of their useful lives. Alliant Energy recently retained a financial advisor to assist it in evaluating the business alternatives related to its China investments, which will include the potential merger and/or sale of the business. Alliant Energy currently expects to reach a decision as to its strategic intentions for its China business no later than July 2005.

The lower results from Alliant Energy’s Non-regulated Generation business unit were largely due to a planned maintenance outage at its Neenah generating facility.

Alliant Energy has also retained an advisor to assist it in evaluating its strategic alternatives related to its Laguna del Mar investment in Mexico.

Discontinued Operations

Alliant Energy reclassified the results of its biomass facility from continuing operations to discontinued operations in the first quarter of 2005. The loss from discontinued operations of $0.08 per share in the first quarter of 2005 related largely to charges for valuation adjustments for Alliant Energy’s energy services business and its biomass facility as well as the operating results of its energy services business. Alliant Energy completed the sale of its energy services business in April 2005, resulting in net proceeds of approximately $35 million which will be available for further debt reduction at Alliant Energy Resources.

2005 Guidance

Alliant Energy has updated its 2005 guidance for earnings from continuing operations to $1.40-1.65 per share based on a decrease in the results anticipated from Alliant Energy’s non-regulated business. Alliant Energy’s guidance for earnings from continuing operations from its domestic utility business remains unchanged at $1.80-2.00 per share. Additional details of the guidance are as follows:

Domestic utility business	$1.80-2.00
Non-regulated business, excluding debt repayment premiums	($0.20)-(0.35)
Alliant Energy, excluding debt repayment premiums	$1.50-1.75
Debt repayment premiums	($0.10)-(0.15)
Alliant Energy, including debt repayment premiums	$1.40-1.65

The guidance reflects the debt repayment premiums that the company currently anticipates paying in 2005 as part of its ongoing debt reduction program. The guidance also includes the company’s assumptions related to contemplated common equity issuances of up to $90 million in 2005. The guidance includes the $0.10 per share of valuation charges recorded in the first quarter of 2005 related to several of Alliant Energy’s generating facilities in China. The guidance does not include any additional potential asset valuation charges that Alliant Energy may incur in 2005, the impact of certain non-cash mark-to-market adjustments or the impact of any cumulative effects of changes in accounting principles. The guidance reflects Alliant Energy’s assumption that all the oil and gas pipelines the company intends to divest will be reported as discontinued operations in 2005. Finally, the guidance also assumes that no additional businesses will be classified as “discontinued operations” in 2005 other than the oil and gas pipelines the company is in the process of divesting.

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its domestic and international utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•	Ability of its domestic and international utility subsidiaries to recover their operating costs, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power and fuel costs in a timely manner
•	Results of its International investments
•	Stable foreign exchange rates
•	No material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments
•	Other stable business conditions, including an improving economy
•	The amount of premiums incurred in connection with Alliant Energy’s planned debt reductions
•	Ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows
•	Ability of Alliant Energy to complete its proposed divestitures of various businesses and investments in a timely fashion and for anticipated proceeds

Alliant Energy has also revised its 2005 capital expenditures guidance by lowering it from the previously reported range of $625-655 million to approximately $560 million. The decrease relates to Alliant Energy’s non-regulated business as Alliant Energy has lowered such guidance from a range of approximately $115-145 million to approximately $50 million. The decrease relates to a reduction in the anticipated expenditures related to Alliant Energy’s China and Laguna del Mar investments.

Earnings Conference Call

A conference call to review the 2005 first quarter earnings and other issues is scheduled for Thursday, April 28 at 10:00 a.m. central daylight time. Alliant Energy Chairman and Chief Executive Officer Erroll B. Davis, Jr., President and Chief Operating Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through May 5, 2005, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #4990312. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider that serves more than three million customers worldwide.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: the factors listed in the “2005 Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of potential energy-related legislation in Congress and recently enacted federal tax legislation, the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the supply of purchased electricity and price thereof, including the ability to recover purchased power and fuel costs through domestic and international rates; unplanned outages at Alliant Energy’s generating facilities and risks related to recovery of increased costs through rates; issues related to electric transmission, including recovery of costs incurred, operating in the new MISO energy market and federal legislation/regulation affecting such transmission; impact of weather hedges on Alliant Energy’s domestic utility earnings; risks related to the operations of Alliant Energy’s Kewaunee and Duane Arnold nuclear facilities and issues relating to the anticipated sale of Alliant Energy’s interests in those facilities; Alliant Energy’s ability to enforce favorable arbitration awards in Brazil and/or reach favorable settlements with respect to such disputes; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy’s ability to implement its strategic plan; Alliant Energy’s ability to identify and successfully complete potential acquisitions and/or divestitures and/or development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; and inflation rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2005 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
	2005	2004
	(dollars in millions, except per share amounts)
Operating revenues:
Domestic utility:
Electric	$498.8	$467.9
Gas	245.3	248.9
Other	19.3	19.4
Non-regulated	75.0	73.8
	838.4	810.0

Operating expenses:
Domestic utility:
Electric production fuel and purchased power	209.3	198.1
Cost of gas sold	179.1	184.7
Other operation and maintenance	181.2	180.4
Non-regulated operation and maintenance	85.9	60.5
Depreciation and amortization	83.8	82.6
Taxes other than income taxes	26.5	26.2
	765.8	732.5

Operating income	72.6	77.5

Interest expense and other:
Interest expense	44.8	43.4
Loss on early extinguishment of debt	16.0	5.4
Equity income from unconsolidated investments	(2.3)	(16.6)
Allowance for funds used during construction	(2.6)	(7.1)
Preferred dividend requirements of subsidiaries	4.7	4.7
Interest income and other	(7.0)	(3.3)
	53.6	26.5

Income from continuing operations before income taxes	19.0	51.0

Income taxes	7.4	14.7

Income from continuing operations	11.6	36.3

Loss from discontinued operations, net of tax	(9.2)	(2.2)

Net income	$2.4	$34.1

Average number of common shares outstanding (basic) (000s)	116,032	111,153

Average number of common shares outstanding (diluted) (000s)	116,369	111,579

Earnings per average common share (basic and diluted):
Income from continuing operations	$0.10	$0.33
Loss from discontinued operations	(0.08)	(0.02)
Net income	$0.02	$0.31

Dividends declared per common share	$0.2625	$0.25

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

Alliant Energy Corporation Condensed Consolidating Statements of Income (Unaudited)

	Alliant Energy		Other Alliant		Consolidated
	Parent		Energy	Consolidating	Alliant
	Company	Resources	Subsidiaries (1)	Adjustments	Energy
Three Months Ended March 31, 2005	(in millions)
Operating revenues:
Domestic utility:
Electric	$-	$-	$498.8	$-	$498.8
Gas	-	-	245.3	-	245.3
Other	-	-	19.3	-	19.3
Non-regulated	-	76.9	71.1	(73.0)	75.0
	-	76.9	834.5	(73.0)	838.4
Operating expenses:
Domestic utility:
Electric production fuel and purchased power	-	-	209.3	-	209.3
Cost of gas sold	-	-	179.1	-	179.1
Other operation and maintenance	-	-	181.2	-	181.2
Non-regulated operation and maintenance	0.1	87.7	63.5	(65.4)	85.9
Depreciation and amortization	-	8.1	81.0	(5.3)	83.8
Taxes other than income taxes	-	1.8	26.6	(1.9)	26.5
	0.1	97.6	740.7	(72.6)	765.8
Operating income (loss)	(0.1)	(20.7)	93.8	(0.4)	72.6

Interest expense and other:
Interest expense	0.1	18.7	27.2	(1.2)	44.8
Loss on early extinguishment of debt	-	16.0	-	-	16.0
Equity (income) loss from unconsolidated investments	-	3.7	(6.0)	-	(2.3)
Allowance for funds used during construction	-	-	(2.6)	-	(2.6)
Preferred dividend requirements of subsidiaries	-	-	4.7	-	4.7
Interest income and other	(1.2)	(6.1)	(0.8)	1.1	(7.0)
	(1.1)	32.3	22.5	(0.1)	53.6
Income (loss) from continuing operations before income taxes	1.0	(53.0)	71.3	(0.3)	19.0

Income tax expense (benefit)	(1.4)	(20.9)	29.5	0.2	7.4

Income (loss) from continuing operations	2.4	(32.1)	41.8	(0.5)	11.6

Loss from discontinued operations, net of tax	-	(9.2)	-	-	(9.2)

Net income (loss)	$2.4	($41.3)	$41.8	($0.5)	$2.4

Three Months Ended March 31, 2004
Operating revenues:
Domestic utility:
Electric	$-	$-	$467.9	$-	$467.9
Gas	-	-	248.9	-	248.9
Other	-	-	19.4	-	19.4
Non-regulated	-	75.1	81.6	(82.9)	73.8
	-	75.1	817.8	(82.9)	810.0
Operating expenses:
Domestic utility:
Electric production fuel and purchased power	-	-	198.1	-	198.1
Cost of gas sold	-	-	184.7	-	184.7
Other operation and maintenance	-	-	180.4	-	180.4
Non-regulated operation and maintenance	0.3	61.4	74.5	(75.7)	60.5
Depreciation and amortization	-	8.2	78.7	(4.3)	82.6
Taxes other than income taxes	-	2.0	26.1	(1.9)	26.2
	0.3	71.6	742.5	(81.9)	732.5
Operating income (loss)	(0.3)	3.5	75.3	(1.0)	77.5

Interest expense and other:
Interest expense	0.2	19.4	24.7	(0.9)	43.4
Loss on early extinguishment of debt	-	5.4	-	-	5.4
Equity income from unconsolidated investments	-	(11.9)	(4.7)	-	(16.6)
Allowance for funds used during construction	-	-	(7.2)	0.1	(7.1)
Preferred dividend requirements of subsidiaries	-	-	4.7	-	4.7
Interest income and other	(37.4)	(2.7)	(0.5)	37.3	(3.3)
	(37.2)	10.2	17.0	36.5	26.5
Income (loss) from continuing operations before income taxes	36.9	(6.7)	58.3	(37.5)	51.0

Income tax expense (benefit)	2.8	(12.8)	24.9	(0.2)	14.7

Income from continuing operations	34.1	6.1	33.4	(37.3)	36.3

Loss from discontinued operations, net of tax	-	(2.2)	-	-	(2.2)

Net income	$34.1	$3.9	$33.4	($37.3)	$34.1

(1) Includes the results from Alliant Energy's domestic utility and service company businesses.

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
ASSETS	2005	2004
	(in millions)
Property, plant and equipment:
Domestic utility:
Electric plant in service	$6,455.0	$6,380.3
Gas plant in service	678.9	674.4
Other plant in service	540.9	534.1
Accumulated depreciation	(3,226.2)	(3,166.5)
Net plant	4,448.6	4,422.3
Construction work in progress	183.0	180.9
Other, less accumulated depreciation (accum. depr.) of $3.4 for both periods	66.2	69.6
Total domestic utility	4,697.8	4,672.8
Non-regulated and other:
Non-regulated Generation, less accum. depr. of $19.1 and $17.8	279.5	266.2
International, less accum. depr. of $45.9 and $45.4	178.5	193.5
Other Non-regulated Investments, less accum. depr. of $48.3 and $47.9	167.5	84.8
Alliant Energy Corporate Services, Inc. and other, less accum. depr. of
$49.0 and $42.6	61.6	65.0
Total non-regulated and other	687.1	609.5
	5,384.9	5,282.3

Current assets:
Cash and temporary cash investments	164.9	262.6
Restricted cash	5.7	13.2
Accounts receivable:
Customer, less allowance for doubtful accounts of $4.8 and $3.9	182.2	149.4
Unbilled utility revenues	98.3	138.1
Other, less allowance for doubtful accounts of $1.5 and $2.3	70.4	68.7
Income tax refunds receivable	29.0	16.6
Production fuel, at average cost	51.1	59.5
Materials and supplies, at average cost	60.0	61.7
Gas stored underground, at average cost	20.4	64.9
Regulatory assets	64.2	61.8
Assets held for sale	55.2	60.0
Other	56.8	72.0
	858.2	1,028.5

Investments:
Investments in unconsolidated foreign entities	457.8	540.4
Nuclear decommissioning trust funds	413.7	413.2
Investment in American Transmission Company LLC and other	246.8	251.3
	1,118.3	1,204.9

Other assets:
Regulatory assets	442.3	426.1
Deferred charges and other	327.8	333.4
	770.1	759.5

Total assets	$8,131.5	$8,275.2

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	March 31,	December 31,
CAPITALIZATION AND LIABILITIES	2005	2004
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 116,196,818 and 115,741,816 shares	$1.2	$1.2
Additional paid-in capital	1,768.5	1,762.1
Retained earnings	843.9	871.9
Accumulated other comprehensive loss	(66.9)	(67.1)
Shares in deferred compensation trust - 248,962 and 246,572 shares
at an average cost of $27.29 and $27.36 per share	(6.8)	(6.7)
Total common equity	2,539.9	2,561.4

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	2,204.5	2,299.5
	4,988.2	5,104.7

Current liabilities:
Current maturities	102.8	102.3
Variable rate demand bonds	39.1	39.1
Commercial paper	36.0	83.0
Other short-term borrowings	39.8	18.9
Accounts payable	284.1	295.6
Accrued interest	42.6	45.5
Accrued taxes	100.9	103.2
Liabilities held for sale	16.0	14.8
Other	164.3	176.9
	825.6	879.3

Other long-term liabilities and deferred credits:
Deferred income taxes	774.8	775.5
Deferred investment tax credits	42.8	44.0
Regulatory liabilities	653.9	647.2
Asset retirement obligations	375.5	369.3
Pension and other benefit obligations	192.7	185.8
Environmental liabilities	48.7	37.3
Other	183.6	183.1
	2,272.0	2,242.2

Minority interest	45.7	49.0

Total capitalization and liabilities	$8,131.5	$8,275.2

Alliant Energy – First Quarter 2005 Earnings

April 28, 2005

KEY STATISTICS
	For the Twelve Months Ended March 31,
	2005	2004
Operating revenues (millions)	$2,986.2	$2,885.6
Income from continuing operations (millions)	$188.5	$183.0
Net income (millions)	$113.8	$218.1
Average common shares (diluted) (000s)	114,898	106,305
Earnings per share (diluted)	$0.99	$2.05

	For the Three Months Ended March 31,
	2005	2004

Domestic utility electric sales (000s of MWh) -
Residential	1,999	2,010
Commercial	1,429	1,360
Industrial	3,059	2,989
Total from retail customers	6,487	6,359
Sales for resale and other	1,286	1,315
Total	7,773	7,674

Cooling degree days -
Cedar Rapids (IP&L) (normal – 0)	-	-
Madison (WP&L) (normal – 0)	-	-

Domestic utility electric customers (end of period) -
Residential	843,237	832,766
Commercial	132,424	129,375
Industrial	3,005	2,890
Other	3,312	3,325
Total	981,978	968,356

Domestic utility gas sold and transported (000s of Dth) -
Residential	14,294	14,897
Commercial	8,589	8,914
Industrial	1,350	1,527
Transportation and other	15,594	13,783
Total	39,827	39,121

Heating degree days -
Cedar Rapids (IP&L) (normal – 3,479)	3,244	3,398
Madison (WP&L) (normal – 3,660)	3,389	3,524

Domestic utility gas customers (end of period, excluding transportation/other) -
Residential	368,788	363,400
Commercial	46,127	45,898
Industrial	718	734
Total	415,633	410,032

Actual common shares outstanding at March 31 (000s)	116,197	111,321

Book value per share at March 31	$21.86	$21.50